EXHIBIT 99.1

eResearchTechnology, Inc. Updates Second Quarter Outlook and Sets Earnings Conference Call Date of August 3, 2006

PHILADELPHIA, July 13 /PRNewswire-FirstCall/ – eResearchTechnology, Inc. (eRT) (Nasdaq: ERES- News), a leading provider of centralized electrocardiographic (ECG) collection and interpretation services, updated its outlook for the second quarter ended June 30, 2006. eRT expects to report revenue for its second quarter ended June 30th of approximately $22.5 million, or 10% below the low end of previous revenue guidance of $25.0 million to $27.0 million provided during the first quarter earnings conference call. The primary reason for the reduction is directly related to delays in clinical trial start dates for several studies. Due to the relatively fixed nature of the operating expenses, the percentage impact on earnings per share will be greater than on revenue. Due to these results, the new management is currently reassessing prior full year 2006 guidance and plans to provide an update in connection with the second quarter conference call.

eRT finished the second quarter with $35.1 million in new quarter study awards, exceeding its mid-quarter outlook of $31 million to $34 million in anticipated signings published on May 25, 2006.

Highlights of the awards include:
• A total of $8.3 million for nine Thorough QT Study bookings, including new awards from two top 50 global drug developers;
• Six program awards totaling approximately $8.3 million from four top 20 global drug developers and a growing U.S.-based biopharmaceutical organization;
• A $1.3 million contract for clinical data applications and related services from a rapidly growing U.S.-based molecular diagnostics company.

"The shortfall in revenue relative to our previous guidance was due to a number of large programs experiencing start delays, which were a result of a number of unrelated factors with no common trend," commented Dr. Michael McKelvey, President and CEO. "Our expectation is that this business which has slipped during the second quarter will be recognized during the remainder of 2006 and early 2007. We continue to be encouraged by the demand for eRT's products and services as the company exceeded its mid-quarter bookings outlook of $31-$34 million. These bookings represent the second highest in any quarter within eRT's history and reflect strong demand and execution in all of our key market segments," added Dr. McKelvey.

The company plans to announce complete second quarter results on August 3, 2006 after the market closes followed by a conference call at 5:00 PM on that date and will provide additional information regarding full year 2006 revenues and earnings guidance at that time based on having more complete information. Prior to the call the company will provide specific call-in information.

Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2006 financial guidance and second quarter expected results, involve a number of risks and uncertainties such as the company's ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. The sponsors may cancel these agreements at their sole discretion. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company's financial results can be found in the company's Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.